Exhibit 99.2

WINDSOR, CT, May 9, 2013 (GLOBE NEWSWIRE) – SS&C Technologies Holdings, Inc. (NASDAQ: SSNC) today announced the pricing of the previously announced public secondary offering of 7,500,000 shares of its common stock offered by investment funds affiliated with The Carlyle Group, at a price to the public of $32.20 per share. Upon completion of the offering, investment funds affiliated with The Carlyle Group will beneficially own approximately 9.22% of the common stock of SS&C Holdings. The offering is expected to close and settle on May 14, 2013, subject to customary closing conditions. SS&C Holdings is not selling any shares of common stock in the offering, and SS&C Holdings will not receive any of the proceeds from the offering of shares by the selling stockholders.	For more information Patrick Pedonti Chief Financial Officer Tel: +1-860-298-4738 E-mail: InvestorRelations@sscinc.com

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as the underwriters for the offering.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about SS&C Technologies Holdings, Inc. and this offering. A copy of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: (888) 603-5847, or email: Barclaysprospectus@broadridge.com, or from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: (800) 831-9146, or email: batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

    SS&C Technologies 80 Lamberton Road Windsor, CT 06095 USA

    Tel +1-800-234-0556 +1-860-298-4500 Fax +1-860-298-4987 E-mail solution@sscinc.com